Exhibit 99.2

REHABCARE CONFERENCE CALL SCRIPT
August 4, 2010

INTRODUCTION BY CONFERENCE OPERATOR
Thank you for joining us today for RehabCare’s second quarter earnings conference call.  Speaking on the call today will be John Short, RehabCare President and CEO.  At this time, all participants are in a listen-only mode.  We will have a question-and-answer session toward the end of the conference call.  Please note this call is being recorded.  I would now like to turn the call over to Patti Williams, RehabCare General Counsel.

INTRODUCTION OF MANAGEMENT BY GENERAL COUNSEL
Thanks.  I want to remind everyone that this conference call contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations and could be affected by numerous factors, risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent report on Form 10-K, subsequent reports on Form 10-Q and current reports on Form 8-K. Do not rely on forward-looking statements. The Company cannot predict or control many factors affecting its ability to achieve the results estimated.  The Company makes no promise to update any forward-looking statements because of changes in underlying factors, new information, future events or otherwise.  I will now hand it over to Dr. Short.

JOHN SHORT
INTRODUCTION AND WELCOME
Thank you, Patti, and welcome everyone.  Joining me on the call this morning are the members of my executive management team.  After a few general remarks, I will open up the call for questions.  Financial details of the quarter, along with our outlook, are included in our press release.

In the second quarter, we continued to see dramatic year-over-year growth in revenue and earnings.

Under Triumph’s management, our legacy long-term acute care hospitals (LTACHs) are experiencing significant operational improvements, which is driving margin expansion.  Clinical quality metrics, such as readmission rates to acute care hospitals, also are improving.  At the end of the second quarter, our 13 legacy hospitals realized a breakeven operating earnings run rate and are expected to achieve breakeven operating earnings for 2010.  As expected, our Dallas LTACH was accretive for the quarter.

The percentage point decline in quarterly EBITDA margin for the Triumph portfolio primarily was the result of continued weak acute care volumes in key markets.  Expecting soft census to continue in the second half of the year, compounded by LTACH Medicare rate reductions, we are revising our outlook for the Hospital division in 2010.  We now expect an EBITDA range of 85 to 95 million dollars, down from our previous forecast of 90 to 100 million dollars.  We are aggressively working to grow census by adding clinical programs and services and enhancing our referral development process.  We also are implementing plans to reduce costs, especially in group purchasing, and expect Triumph to return to historical EBITDA margins beginning in 2011.

Meanwhile, our contract services businesses are performing at high levels of profitability.  Our Skilled Nursing Rehabilitation Services (SRS) division had an operating earnings margin of 8.5 percent in the second quarter, while preparing to mitigate reimbursement issues that continue to grow. Through our mitigation plan, we are reducing our percentage of patients being treated concurrently, in advance of changes to concurrent therapy rules that go into effect October 1.  We also are preparing for the third iteration of MDS and new RUG IV payment rates that start in October.  Our rollout of new technologies across the division, most of which will be completed by year end, is providing many of the tools that will be important to operating successfully under these changes.

Compounding the pressures on our SRS division is a proposed rule by the Centers for Medicare and Medicaid Services (CMS) that would reduce Medicare Part B therapy rates by about 10% beginning in 2011.  The Multiple Procedure Payment Reduction (MPPR) policy cuts reimbursement by an arbitrary 50% for subsequent procedures when multiple therapy services are delivered in the same day.  We are disappointed that CMS did not collaborate with the industry in proposing this change or analyze the negative impact on patient access.  In our position paper, which we have posted on our website at www.rehabcare.com, we point out that rates set in 2001 accounted for duplicative costs when delivering multiple therapy sessions.  We are working with our trade associations, patient advocacy groups and legislative team in Washington to challenge this rule, at the same time, developing mitigation strategies in the event it is implemented.

While maintaining our full year outlook for SRS, we believe the myriad of regulatory changes, some disruption from our technology rollout, along with continued wage rate increases and pricing pressures will soften fourth quarter earnings.  Our outlook for the fourth quarter is an operating earnings margin in the range of 5.5 to 6.5 percent.

Our Hospital Rehabilitation Services (HRS) division delivered another impressive earnings performance in the second quarter.  Despite a decline in the average number of programs, same store revenue improved in both inpatient and outpatient services and the division achieved a 17.6 percent operating earnings margin.  Our outpatient segment also had a 21.4 percent improvement in average revenue per program. In recognition of continued strong results, we are raising our outlook for full year operating earnings margin from 15 to 17 percent to a range of 16 to 18 percent.

Following several months of development, we have begun a series of upgrades to our HRS inpatient operating system, which will provide important new compliance, referral management and benchmarking capabilities.  By year end, we also will begin rolling out the iPod Touch and point-of-service applications to therapists in our inpatient rehabilitation facilities.  These initiatives not only have significant operational benefits, such as improved productivity, but move us closer to a clinically integrated continuum of post-acute care.  They also create greater client value.

Our enhanced client retention efforts and targeted strategies to capture new business in HRS, including aligning our business development and operations functions, resulted in the signing of four new contracts in the second quarter.  We expect to grow our IRF unit count by a net one to two new units in the second half of the year.

Considering the changing dynamics, both within the industry and our organization as we work to integrate Triumph, I am very pleased with the performance of each of our divisions.  Our adaptability has been and will continue to be one of our greatest strengths.

With that, I would like to have our operator open the call for questions.

To be read following Questions and Answers –
As a reminder, a replay of this call will be available beginning at 3 pm Eastern time today.  An online archive also is available on our website, www.rehabcare.com.